EXHIBIT 99
FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
August 11, 2005	Swank, Inc.
Taunton, MA 02708
(508) 822-2527

SWANK, INC.
NEW YORK, NY

SWANK, INC. REPORTS NET INCOME FOR THE
QUARTER ENDED JUNE 30, 2005

NEW YORK, August 11, 2005 -- John Tulin, President of SWANK, INC., (the "Company" or "Swank") (OTC:SNKI), today reported net sales and operating results for the Company's second quarter and six months ended June 30, 2005:
(In thousands except shares and per share)
	Three months		Six months
	Ended June 30		Ended June 30
	2005	2004	2005	2004

Net sales	$ 22,025	$ 24,765	$ 41,268	$ 43,667

Income (loss) from operations before income tax and non-recurring items	89	1,118	(857)	(772)
(Gain) on termination of real property lease	-	-	(75)	(1,090)
Write-off of deferred financing costs	-	589	-	589

Net income (loss)	$ 89	$ 529	$ (782)	$ (271)

Share and per share information:

Basic weighted average common shares outstanding	5,539,157	5,522,490	5,530,823	5,522,490

Basic net income (loss) per common share outstanding	$ .02	$ .10	$ (.14)	$ (.05)

Fully diluted weighted average common shares outstanding	6,092,309	5,688,269	5,530,823	5,522,490

Fully diluted net income (loss) per common share outstanding	$ .01	$ .09	$ (.14)	$ (.05)

          Net income for the quarter ended June 30, 2005 was $89,000 compared to net income of $529,000 for the corresponding quarter last year. For the six-month period, the Company's net loss was $782,000 compared to a net loss of $271,000 for the six months ended June 30, 2004.

          Results for last year's second quarter include a non-recurring charge of $589,000, included in interest expense, in connection with the refinancing of the Company's revolving credit line. The net loss for the six-month period ending June 30, 2004 includes a non-recurring net gain of $1,090,000 resulting from the termination of the Company's lease at its former Norwalk, Connecticut manufacturing facility, as well as

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the $589,000 charge to interest expense associated with the refinancing recorded during the first and second quarters of 2004, respectively.

          Net sales for the quarter and six months ended June 30, 2005 declined $2,740,000 or 11%, and 2,399,000 or 6%, respectively, compared to the same periods last year. The decrease during both the quarter and six months was mainly due to reduced shipments of the Company's belt and personal leather goods merchandise and a less favorable returns adjustment compared to the prior year, offset in part by a significant increase in men's jewelry shipments. Gross shipments of men's jewelry increased 34% and 37% for the quarter and six-month periods ending June 30, 2005, respectively, compared to the prior year reflecting strong demand across all retail venues. The decrease in belt sales during the quarter and year to date period was mainly due to lower shipments of merchandise associated with certain private label retail programs, offset partially by the strong performance of the Company's "Kenneth Cole" merchandise collections. The decline in belt sales for the six-month period this year was also due to a relatively large order that was shipped during last year's first quarter in connection with the launch of a certain new private label program.

          The decrease in net sales of the Company's personal leather goods merchandise during both the quarter and six-month period was mostly attributable to a decline in private label shipments to a major customer and, to a lesser degree, sluggishness in certain of the Company's branded programs. However, net sales of the Company's Geoffrey Beene personal leather goods collection increased 22% during the six-month period ending June 30, 2005 as the Company shipped new design and packaging concepts to retailers to replace existing merchandise.

          Net sales for the quarter and six-months ended June 30, 2005 and June 30, 2004 include the effect of an adjustment recorded each year during the second quarter to reflect the difference between actual customer returns received during the Company's spring selling season (January through June) and the allowance for returns established at the end of the preceding fiscal year. This adjustment increased net sales by $814,000 for the three-month and six-month periods ended June 30, 2005, compared to $1,703,000 for the comparable periods in 2004. The Company's actual return experience during both the spring 2005 and spring 2004 seasons was better than anticipated compared to the reserves established at December 31, 2004 and December 31, 2003, respectively, principally due to lower than expected returns for men's leather goods and belts. The reserve at December 31, 2004 assumed additional returns would be received during the spring 2005 season in connection with the launch of a new personal leather goods program. While returns for this merchandise category increased 58% during the six-month period ending June 30, 2005 compared to the prior year, returns were less than originally anticipated due to heavier in-
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store promotional expenditures that accelerated retail sales of existing merchandise.

           Gross margin as a percentage of net sales for the quarter ending June 30, 2005 of 34.0% was about even with last year, while gross margin for the six-month period this year increased by 100 basis points to 33.0% from 32.0% compared to the same period last year. The increase was principally due to an improved sales mix reflecting increased sales of higher-margin men's jewelry products and better margins for the Company's belt merchandise, offset in part by an increase in certain inventory-related costs.

          Commenting on the results for the quarter and year to date periods, John Tulin, President, said "Although the second quarter was generally challenging from a sales standpoint, our men's jewelry business continues to perform well. Gross shipments for Swank's jewelry merchandise increased by 37% during the first six months of 2005 compared to last year and retail demand remains strong. Our Kenneth Cole men's belt businesses are also performing well and we are pleased with the improvement in belt gross margins, continuing the positive trend of the past several quarters."

          Certain of the preceding paragraphs contain forward-looking statements which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

          Swank designs and markets men's jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", "Geoffrey Beene", "Claiborne", "Guess?", "Pierre Cardin", "Field & Stream", "City of London", "Ted Baker", "Colours by Alexander Julian", and "Swank". Swank also distributes men's jewelry and leather items to retailers under private labels.

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